Exhibit 99.2

INPUT/OUTPUT, INC. AUGUST 4, 2005 CONFERENCE CALL

PREPARED REMARKS OF ROBERT P. PEEBLER,

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AND

J. MICHAEL KIRKSEY,

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Jack Lascar: Thank you, operator.  Good morning and welcome to the Input/Output Conference Call.  We appreciate your joining us today.  Your hosts today are Bob Peebler, President and Chief Executive Officer, and Mike Kirksey, Executive Vice President and Chief Financial Officer.  Before I turn the call over to management, I have a few items to go over.  If you would like to be on an email distribution or fax list to receive future news releases or experience a technical problem and didn’t receive yours yesterday, please call DRG&E and provide us with that information.  That number is 713-529-6600.  If you would like to listen to a replay of today’s call, it is available via webcast by going to the Investor Relations section of the Company’s website at www.i-o.com or via a recorded instant replay until August 11th. The information was provided in yesterday’s earnings release.

Information reported on this call speaks only as of today, August 4, 2005, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay.  Before we begin, let me remind you that certain statements made by management during this call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements regarding the company’s expected future financial positions, segment sales, results of operations, cash flows, funds from operations, financing plans, gross margins, business strategy, budgets, projected costs and expenses, capital expenditures, competitive position, product offerings, technology developments, access to capital and growth opportunities are forward-looking statements.  These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by those statements.

These risks and uncertainties include the risk factors disclosed by the company from time to time in its filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2004 and on Form 10-Q for the first quarter of 2005.  Furthermore, as we start this call, please also refer to the statement regarding forward-looking statements incorporated in our press release issued yesterday and please note that the contents of our conference call this morning are covered by these statements.

BOB PEEBLER:

Good morning and thank you for joining us.

Over the next few minutes, I will speak to recent market trends and update you on where we stand from an operations perspective and on our key strategic initiatives.

Mike will then review the second quarter financial results in more detail.

As you probably know, last evening we reported second quarter earnings of 3 cents on revenues of $84 million. We had mentioned in the first quarter conference call that we are expecting better results over the course of the year.  I am pleased to report that we remain on track for improving our financial performance for the second half of the year.  The highlights of the quarter, which Mike and I will elaborate on in more detail, include the fact that after several years of drought, our seismic contractors’ businesses are improving, and they are slowly starting to increase their capital spending.  We would expect this trend to escalate as they become more confident in the strength of the market and they come up against capacity issues.  Related to our operations, we are seeing increases in Full Wave usage by oil companies and interest continues to grow. GXT has turned the corner getting back to profitability, and VectorSeis Ocean is positioned for an exciting future.

Market trends:

As we stated in our previous conference calls, one of our missions is to prove that recording the Full-Wavefield using digital technology will ultimately replace today’s standard approach of using arrays of analog geophones.  Eventually we believe that digital Full-wave will be the standard method of recording seismic data in land and on the seabed, and VectorSeis will be the sensor of choice due to its technical superiority.  We also believe that gains in productivity in land using Full Wave point receivers and other system enhancements will play a significant role in converting the market to digital since operating costs will decrease due to improved field performance. The productivity argument also applies in the marine market, where we believe the productivity of VectorSeis Ocean and the improved data quality will have the effect of making OBC much more price competitive than in the past, and thereby expanding the OBC market.

I would now like to give you a quick update on some of the oil company Full Wave usage numbers that I referenced during the last call.

I will compare 2003, 2004, and second quarter 2005 Full Wave Data.

Estimated Full Wave survey expenditures:

2003:   $7.0 million

2004:   $37.0 million and

First Half 2005:  $30 million.

With $30 million already spent this year compared to $37 million for all of 2004, we believe it’s a realistic expectation that we will see oil company Full-Wave spending increase during 2005, likely accelerating as the year progresses.

The actual number of surveys that include both 2D and 3D:

24 surveys in 2003

40 surveys in 2004 and

a total of 28 surveys in the first half of 2005.

The $/survey is growing, which is an indication that we are moving from experiments to full scale acquisition jobs.  Our expectation is that we will likely see at least a 50% growth in the number of surveys year over year.  Full wave surveys in the first half of this year include ones in India, Russia, China, Canada, Poland, Kazakhstan, and the U.S.

By our own internal estimates, I/O’s System Four VectorSeis market share of oil company surveys was over 70% during the first half of 2005. We will continue to update those estimates as our market data improves throughout the year.

Land Imaging Systems Update

In our Land Imaging Group, Vibrator truck orders remain very strong, reflecting a growing international land market with our pipeline exceeding our delivery capacity. Our Sensor geophone business started slower than expected in the first half following a record year in 2004, but it appears the slow start was due to delayed orders rather than any slowdown because their pipeline has been increasing over the last few months, indicating a strong finish. We have also been getting feedback from some of our major oil company executive contacts that they are shifting additional emphasis to land acquisition, as much of their future opportunities are on land in places like Russia, Libya, Algeria, and India.

Related to land full-wave system sales, we most recently closed a System Four V/C sale to a new Chinese land contractor, expanding our domestic China contractor base.   With our current pipeline of Land System VectorSeis opportunities we believe our $25 million revenue goal for land is obtainable and will be driven primarily by international markets.

Marine Imaging Systems

Our marine business had a strong quarter with sales up 54 percent from Q1.  We are seeing strong contractor activity coupled with the opportunity of equipping new vessels later this year or in early 2006.

The best news for the quarter is the significant progress we made concerning field reliability and related performance for our seabed Full-wave acquisition system,

VectorSeis Ocean.   Working closely with our launch partner, RXT, we have eliminated many of the technical and operational issues.    We will be continuing to upgrade the system with improvements that come from our experiences over the last several months.  As we announced in a separate press release earlier this morning, we recently entered into a new multi-year agreement with RXT that includes the framework for significant new system sales over the next couple of years, beginning with a PO just issued for their second system.  That second system will likely be delivered over six months, starting in Q4 of this year. Even though we had operational issues related to going through the start-up phases with the system, we have consistently gotten outstanding data.  We also have seen the productivity gains we had expected, and expect even further productivity improvement with the new planned enhancements.  We look forward to working closely with RXT to focus on building the market now that the operational issues appear to be behind us.  We believe more than ever in the commercial viability of our new VSO system and expect a bright future going forward as it sets a new standard for marine imaging.

In summary we expect a strong second half with our marine group that includes the likely delivery of VSO equipment in the fourth quarter and equipping a 3D boat for a new customer in Norway.

The growing interest by oil companies for higher resolution towed streamer imaging for 4D applications and more complex exploration is being reflected in their interest in WesternGeco’s Q Marine.  This is starting to drive more interest in some of our new Digi positioning technologies by competing marine contractors and bodes well for future Digi product-line sales.  Our marine business is well positioned for some exciting times ahead.  Also, Concept Systems is benefiting from the general improvement in marine activity and the desire for improved positioning, which is the focus of some of Concept’s new product-lines.

GXT

As expected, GXT returned to profitability this quarter with an improved processing business.  After a few months of disappointing results, we are finally seeing GXT’s business regain a better balance between proprietary processing, multi-client surveys, and data sales which has positive implications for improving profitability for GXT as the year unfolds.  GXT’s gross margins should continue to improve as their processing capacity is soaked up with increasing demand.

Even with improving Gulf of Mexico activity, we are expecting that much of GXT’s future growth will be in international markets.  A significant amount of current spending in the GOM is being driven more by new shooting than by high-end reprocessing. At the same time, many of the international markets are about where the Gulf was several years ago with a significant need for higher end re-processing.  We believe GXT is well positioned to take advantage of that trend as we build out their international capabilities.  We are also focusing on growing GXT’s land processing business to support the expanding Full-wave land opportunities.

With their data processing more in balance, the main variable for GXT’s second half performance is related to multi-client projects where permitting and other factors are still impacting their timing. GXT has a strong pipeline of opportunities, but they are bunching up late in the year with permits and crew availability being the main variables.

I will now turn the call over to Mike who will give more detail on our financial results for the second quarter.

MIKE KIRKSEY:

Looking at the second quarter results, we generated $84 million in revenues compared to $62.3 million last year.  Gross margins are not yet where we want them but should improve in the second half.  It is worth noting that if you exclude the low but improving margins at GXT, margins are 30% in Q2.

Our entire Land business, both Sensor and the Systems Unit, had revenues of $37.4 million compared to $36.6 million a year ago.  The Sensor geophone business was down year over year, resulting in all the Land revenue growth being in our systems and truck business.  The gross margins in our Land Group were 23% compared to 28% last year reflecting competitive price challenges as we enter new markets and customers such as Algeria, and a large competitive tender in our Sensor geophone unit.  Margins in our land business are a focal point for us in the second half at the same time we continue to build the full-wave market.

In the Marine business, sales were $16.8 million compared to $13.1 million a year ago.  This quarter included no VSO sales as our backlog for VSO is expected to generate revenues in the last half of the year.  Our Marine business is up approximately 28% from last year and 54% from Q1.  This is obvious evidence of a strong marine market.  As the marine fleet worldwide increases in size and in utilization we are starting to see more opportunities for revenue growth throughout the year.  Several large orders, including the next VSO system, are expected to ship in the last half.  Gross margins in the Marine Group were 43% compared to 38% last year. Our Concept Systems data management software business had revenues of $3.7 million and also is experiencing a strong marine market.

The Seismic Imaging Solutions group, which includes GXT, had revenues of $26.1 million.  Seismic Imaging Solutions had gross margins of 23% in the second quarter, which is an improvement from the 15% we reported in the first quarter.  An important key for GXT going forward is the growing backlog of processing projects which grew over 50% during the second quarter.  We expect revenues and gross margins from this portion of their business to improve significantly during the second half as GXT’s capacity is more fully utilized with processing projects.

Overall, operating expenses fell from 25% of revenue in the second quarter of last year to 22% this year.  We work hard to keep our costs under control, leveraging our infrastructure to higher revenues. As we have indicated, we expect revenues to increase through the year while expenses should remain fairly consistent.  Excluding the impact of the GXT acquisition in June 2004, operating expenses were essentially flat with last year.

We incurred an income tax expense of $521,000 as we continue to use prior tax losses.

Turning to the balance sheet, inventory dropped approximately $3 million from year-end.  Capex for the quarter was $1.5 million.  Additions to the data library were $1.1 million.

Since year end, inventory in our land business is down 10%, while the marine inventory is growing with large second half projects in backlog.

During the second quarter, the landlord of our leased facility in Houston sold the facility to a new owner.  We were able to renegotiate the lease, reducing our overall rent costs, and remove $11 million in debt and $8 million in Property representing the capital lease amounts previously on our balance sheet.

At the end of May, we announced that we entered into a new three-year agreement establishing a $25 million senior secured revolving credit facility with PNC Bank and Whitney National Bank.  We believe this facility will provide I/O with the financial flexibility necessary to accommodate our working capital needs as we continue to grow.

To mention the revision to the first quarter: during the second quarter, our internal review process determined that, because of a clerical error, approximately $778,000 of royalty expenses were incurred by GXT and recorded in the second quarter and should have been recorded in the first quarter.  The impact of this revision is to increase cost of sales in the first quarter by $778,000, resulting in an aggregate loss per share during the first quarter of $0.05 compared to a loss per share of $0.04 previously reported.  We will amend our Quarterly Report on Form 10-Q for the first quarter to reflect this revision.

To summarize, as a total company, we are within $2 million of our internal revenue plan for the first six months, our marine business is in good shape with a strong pipeline for the remainder of this year and a high likelihood for major VSO sales again next year.  Our land business continues to gain traction in full wave with gross margins being a key area of focus for us.  GXT is gaining their balance and we expect a stronger second half from this operation.  Overall costs are being held relatively constant while we continue to increase overall sales and marketing activities to support full-wave adoption.

Moving now to the outlook.  For 2005, we now expect revenues to range between

$330 and $350 million with much of the revenue growth coming from continued market penetration of our field acquisition systems, continued improvement of GX Technology’s overall results and a strong overall marine seismic market.  We expect sales and margins to improve as we move through the second half of the year, with second half gross margins likely to be in the high twenties or low thirty percent range.  We anticipate operating expenses as a percentage of revenues to range between 20 and 23 percent for the last half of the year.  As a result, we anticipate 2005 earnings to now range between $0.12 and $0.25 per share. Several multi-client projects at GXT are in process, but some uncertainty exists around the exact timing, as well as the permitting requirements. In addition, the next VSO system may be delivered in phases and therefore the revenues which will be recognized in 2005 could vary accordingly. These uncertainties have led us to reduce the lower end of the range a few cents.

I would like to turn the call back to Bob for some closing remarks.

Bob Peebler:

We have made significant progress over the last 24 months, but there is still much more we can do to improve our execution, both technical and business development, and that is where I will be spending the majority of my time for the remainder of this year.

Operator, we are now ready for questions.

AFTER THE Q&A:

Thank you for taking the time to attend this conference call and we look forward to talking to you at our third quarter conference call.